Exhibit 10.3

ETHANOL MARKETING AGREEMENT

ABE Fairmont, LLC

THIS ETHANOL MARKETING AGREEMENT (the “Agreement”) is dated and made effective as of May 4, 2012 (the “Effective Date”), by and among ABE Fairmont, LLC, a Delaware limited liability company (“Producer”), and Gavilon, LLC, a Delaware limited liability company (“Gavilon”).

RECITALS

(a)	Producer will produce ethanol at its Facility located in Fairmont, Nebraska having a nameplate capacity of 110 million gallons (“Plant”);

(b)	Gavilon is in the business of purchasing ethanol and marketing and reselling same to third parties; and

(c)	Producer desires to deliver and sell to Gavilon, and Gavilon desires to purchase and take from Producer, the ethanol output of the plant specified herein and Gavilon desires to provide certain related services to Producer on the terms and subject to the conditions contained in this Agreement and in the other Transaction Agreements.

AGREEMENT

NOW THEREFORE, in consideration of the above Recitals, which are incorporated herein and made a part hereof, and the mutual promises and covenants set forth herein, and intending to be legally bound, Gavilon and Producer mutually agree as follows:

Article 1

DEFINITIONS

1.1 “Actually Placed” or “Actual Placement” means that such railcars have been delivered to and received by Producer at the Plant.

1.2 “Agreement” means this Ethanol Marketing Agreement and any exhibits or schedules attached hereto as the same may be amended, supplemented or amended and restated from time to time.

1.3 “Bankruptcy” has the meaning provided for in Section 13.1.6.

1.4 “Business Day” or “Business Days” means the hours from 8:00 a.m. to 5:00 p.m. Central Time excluding Saturdays, Sundays, and scheduled holidays observed by the Chicago Board of Trade, Chicago, Illinois, USA.

*	indicates material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission

1.5 “Central Time” means the local time in Omaha, Nebraska at any relevant time, taking into account daylight saving time, if applicable.

1.6 “Change in Control” means a change in the ownership of a Party, whereby such change results in any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), directly or indirectly, having the ability to control the governing body of such Party.

1.7 “Commencement Date” means October 1, 2012.

1.8 “Confidential Information” has the meaning provided for in Section 10.1.

1.9 “Confirmation” has the meaning provided for in Section 6.2.1.

1.10 “Constructively Placed” or “Constructive Placement” means either: (i) with respect to a loaded shipment of Product by railcars, that such railcars are located at the Delivery Point in such condition ready for shipment to or if the Producer’s Constructively Placed designation is unavailable, then at such nearby location as determined by the railroad, or (ii) with respect to receipt of railcars for Product loading, that such railcars are located at the Delivery Point or if the Producer’s Constructively Placed designation is unavailable, then at such nearby location as determined by the railroad and within the operating hours specified, in such condition ready for Producer’s use in fulfilling its obligations hereunder.

1.11 “Cross Default’ has the meaning provided for in Section 13.4.

1.12 “Damages” has the meaning provided for in Section 12.1.

1.13 “Delivery” means the Product has crossed the point between the Terminal output apparatus and the intake apparatus of the respective Transport Carrier.

1.14 “Delivery Point” means for Transport Carriers the location(s) at the Terminal or Plant where Transport Carriers are received for loading of Product on the respective Transport Carriers, as follows:

1.14.1 The Delivery Point for railcar shipments is the railway’s “Constructively Placed” or “Actually Placed” designation; and

1.14.2 The Delivery Point for trucks is the point that the Product is loaded into the truck from the Plant’s loading facility.

1.15 “Delivery Schedule” has the meaning provided for in Section 5.3.

1.16 “Demurrage” means all costs, damages, penalties and charges resulting from any delay in excess of two (2) business hours in loading of Product shipments, including, without limitation, any delay related to any Transport Carrier, as applicable: (i) being incapable of timely loading any shipment of Product due to mechanical failure or for other reasons, or (ii) delivering any shipment of Product to an incorrect Delivery Point.

1.17 “Designated Logistics Individual” has the meaning provided for in Section 5.2.

1.18 “Designated Pricing Individual” has the meaning provided for in Section 6.1.

1.19 “DOT” means the United States Department of Transportation.

1.20 “Effective Date” has the meaning provided for in the Preamble.

1.21 “Event of Default” has the meaning provided for in Section 13.1.

1.22 “Favorable Terms” has the meaning provided in Section 6.2.3.

1.23 “Fees” has the meaning provided for in Section 6.3.

1.24 “Force Majeure” has the meaning provided for in Section 11.2.

1.25 “Forward Market Services” has the meaning provided for in Section 9.1.

1.26 “Gavilon” has the meaning provided for in the Preamble.

1.27 “Gavilon Claims” has the meaning provided for in Section 12.1.

1.28 “Gavilon Indemnitees” has the meaning provided for in Section 12.1.

1.29 “Gavilon’s Parties” has the meaning provided for in Section 10.3.

1.30 “Governing Body” means the American Arbitration Association.

1.31 “Governing Body Arbitration Rules” means the commercial arbitration rules of the American Arbitration Association.

1.32 “Initial Term” has the meaning provided for in Section 2.1.

1.33 “Invoice” has the meaning provided for in Section 6.5.1.

1.34 “Invoice Date” has the meaning provided for in Section 6.5.1.

1.35 “Logistics” means activities related to or connected with either (i) transporting, storing and otherwise handling Product after Delivery to Gavilon hereunder, or (ii) delivery of Transport Carriers to the Delivery Point for Product loading.

1.36 “Nonconforming Product” has the meaning provided for in Section 4.3.

1.37 “Party” shall mean either Producer or Gavilon, as the context requires, and “Parties” shall mean both Producer and Gavilon.

1.38 “Plant” has the meaning provided for in the Recitals.

1.39 “Producer” has the meaning provided for in the Preamble.

1.40 “Producer Claims” has the meaning provided for in Section 12.2.

1.41 “Producer Indemnitees” has the meaning provided for in Section 12.2.

1.42 “Producer’s Parties” has the meaning provided in Section 10.2.

1.43 “Product” means the ethanol product meeting the Specifications set forth in Exhibit A attached hereto and incorporated herein by this reference.

1.44 “Production Forecast” has the meaning provided in Section 4.1.

1.45 “Purchase Price” has the meaning provided for in Section 6.2.1.

1.46 “Railcar Lease” means that certain Rail Car Sublease Agreement between Producer, ABE South Dakota, LLC, a Delaware limited liability company, and Gavilon, dated of even date herewith.

1.47 “Remaining Fee Payout” means (i) the monthly Fees payable to Gavilon if the Plant was operated at 100% of the nameplate capacity (i.e., 9,166,667 gallons per month), and then (ii) multiplied by the number of calendar months (prorated for any partial months) remaining on the Initial Term.

1.48 “Remaining Months Payout” means the Six Months Payout divided by six (6), and then multiplied by the number of calendar months (prorated for any partial months) remaining on the Initial Term.

1.49 “Renewal Term” has the meaning specified in Section 2.2.

1.50 “Six Months Payout” has the meaning provided in Section 2.1.1

1.51 “Rolling Forecast” has the meaning provided in Section 4.1.1.

1.52 “Specifications” has the meaning provided in Section 4.2.

1.53 “Storage Costs” means direct or indirect costs incurred by Gavilon or charged by a third-party for storing Product, together with insurance and all other charges incurred by third-parties in connection with such storage, without markup by Gavilon.

1.54 “Taxes” has the meaning provided for in Section 6.4.

1.55 “Term” has the meaning provided for in Section 2.2.

1.56 “Terminal” means the site and facilities of the terminal operator serving the operations of the Plant.

1.57 “Transaction Agreements” means this Agreement and the Railcar Lease.

1.58 “Transport Carrier” means railcars or trucks.

1.59 “Written” or “in writing” conditions will be satisfied by any one of the following: email, mail, or facsimile and addressed to the proper Parties as set forth in Section 15.14, except any written notice required under Sections 13 and 15 shall be done strictly in accordance with Section 15.14.

Article 2

TERM

2.1 Initial Term. Unless terminated earlier according to its terms, this Agreement shall be operative for a term of three years and three months, commencing on the Commencement Date and continuing until December 31, 2015 (the “Initial Term”), unless extended as set forth in Section 2.2. Notwithstanding the foregoing, Producer shall also have the right to terminate this Agreement prior to expiration of the Initial Term under the following conditions:

2.1.1	Upon three (3) months’ prior written notice of a Change in Control in Producer or Producer’s parent company (Advanced BioEnergy, LLC, a Delaware limited liability company) during the Initial Term; provided, however, upon any such termination, Producer shall (i) pay Gavilon an amount equal to the greater of (a) the prior six (6) months of cumulative Fees earned by Gavilon or (b) $* (the “Six Months Payout”); (ii) pay Gavilon all other Fees and expenses accruing under this Agreement as of the date of such termination; and (iii) continue with the Railcar Lease; and

2.1.2	Upon thirty (30) days’ prior written notice at any time after April 1, 2014 but prior to November 30, 2015; provided, however, upon any such termination, Producer shall (i) pay Gavilon the Remaining Fee Payout; (ii) pay Gavilon all other Fees and expenses accruing under this Agreement as of the date of such termination; and (iii) continue with the Railcar Lease.

(a)

2.2 Renewal Term. The Initial Term will automatically be extended for additional one (1) year periods (each, a “Renewal Term”), unless either Party provides the other Party with three (3) months prior written notice that the Agreement shall terminate at the end of the then-current Term (collectively, the Initial Term and any Renewal Term are referred to herein as the “Term”).

Article 3

PRODUCT PURCHASE

3.1 Sale/Purchase. Subject to the Confirmations referenced in Section 6.2 and the other terms and conditions herein, during the Term, Producer shall sell and make available for Delivery to Gavilon, and Gavilon shall purchase and take Delivery of, one hundred percent (100%) of the Product produced at the Plant. All Product produced at the Plant shall be subject to the terms of this Agreement. Producer hereby represents and warrants that, as of the Commencement Date, it shall have no obligation or commitment to any third party with respect to the delivery or sale of Product, and that any and all such obligations and commitments that existed prior to the Commencement Date shall have been terminated or otherwise fulfilled without liability to any Party as of the Commencement Date.

Article 4

PRODUCT QUANTITY AND QUALITY

4.1 Quantity. Except as otherwise stated in this Agreement, Producer shall sell its entire output of Product produced at the Plant to Gavilon. For Product sales and purchase planning purposes, Producer shall provide to Gavilon, in form and substance reasonably acceptable to Gavilon, its monthly production targets reflected in the then current Rolling Forecast and the other production forecasts as set forth below (the “Production Forecast”) in accordance with the following:

4.1.1	Promptly after the Commencement Date and monthly thereafter, Producer’s monthly Product production output forecast for the Plant for the following twelve (12) calendar months (the “Rolling Forecast”);

4.1.2	On or prior to 10:30 am Central Time of each day of operation, the estimated daily Product inventory balances of the Plant, Product production status and Product shipment information in writing or electronically;

4.1.3	Promptly after the Commencement Date, and at least forty five (45) days prior to the beginning of each calendar year during the Term, written notice of any then-scheduled Plant shutdowns;

4.1.4	Prompt written notice, within twenty four (24) hours, of any event that has resulted or could reasonably be expected to result in an unscheduled Plant shutdown, suspension or significant decrease in Plant’s production of Product that was not reported or anticipated in the Production Forecasts provided for herein; and

4.1.5	Immediately upon request, such other information as reasonably requested by Gavilon.

The quantity of each Delivery of Product to Gavilon shall be established by origin weight or origin metered volume prior to shipment and certified by Producer as of the time of such weighing or metering. Producer shall measure either the weight or the volume of the shipments on scales or metering equipment calibrated at least once yearly beginning on the Commencement Date during the Term of this Agreement in accordance with the USDA Grain Inspection, Packers & Stockyard’s Administration’s applicable standards and which provide both gross and net 60° Fahrenheit temperature compensated gallons. Producer’s scales and metering equipment shall be certified on an annual basis, whereupon Producer shall provide the certification certificate(s) to Gavilon. In the event that the scale or metering equipment at any Plant is deemed faulty or inoperable, then the quantity of Product shall be established by a replacement scale or replacement metering system(s) which is/are certified as of the time of such weighing or metering and which comply with the terms and conditions of this Agreement and all applicable laws, rules and regulations. In the event that either Gavilon or Producer reasonably believes that Producer’s scales or metering equipment are not working properly, either Party may request that such scales or metering equipment be tested and re-certified.

4.2 Quality. Unless otherwise agreed by Gavilon in writing, Producer represents and warrants that the Product produced at the Plant and delivered to Gavilon (i) shall be free and clear of all liens and encumbrances, (ii) shall comply in all material respects with any applicable federal, state, and local laws, regulations and requirements governing quality, naming, and labeling of Product, the specifications of which shall be determined by Producer in its sole discretion, and shall conform to the specifications set forth in Exhibit A attached hereto (the “Specifications”). The Specifications shall be deemed modified upon mutual agreement of the Parties or, without any further action by either of the Parties hereto, from time to time to conform with legally mandated standards currently in existence or as modified or amended.

4.2.1	Producer shall provide to Gavilon, on or prior to Delivery of any Product to Gavilon, a certificate representing an analysis of the Product to be sold to Gavilon, certifying and evidencing to the reasonable satisfaction of Gavilon that such Product (i) is free and clear of all liens and encumbrances, (ii) complies in all material respects with any applicable federal, state, and local laws, regulations and requirements governing quality, naming, and labeling of Product, and (iii) conforms to the Specifications. Producer, at its sole cost and expense, shall provide or cause to be provided all testing and related test equipment, which shall be calibrated at least once every six (6) months during the Term of this Agreement, at or in the vicinity of the Plant to determine, to Gavilon’s satisfaction, that the Product is in compliance with the Specifications. Gavilon or Gavilon’s representative shall have the right to perform, at any time within a reasonable period of time following delivery or receipt by Gavilon’s customers and at Gavilon’s sole expense, tests to determine whether or not the Product is in compliance with the Specifications. If the Product so tested does not conform to the Specifications, Producer shall reimburse Gavilon its actual costs in conducting such tests.

4.2.2	If Producer knows or reasonably suspects that any of the Product produced at any Plant is adulterated or misbranded, or does not conform to any warranty or Specification, Producer shall promptly notify Gavilon of the same so that such Product can be tested before entering interstate commerce. If Gavilon knows or reasonably suspects that any of the Product produced by Producer at any Plant is adulterated, misbranded or does not conform to the Specifications, then Gavilon may obtain independent laboratory tests of the Product in question. If such Product is tested and found to comply with all warranties and the Specifications made by Producer herein, then Gavilon shall be responsible for all applicable testing costs; and if the Product is found not to conform with such warranties and the Specifications, Producer shall be responsible for all applicable testing costs.

4.2.3	Gavilon’s payment for the Product, whether or not in conformance with this Agreement or any applicable Confirmation, does not constitute a waiver by Gavilon of Gavilon’s rights in the event the Product does not comply with the terms of this Agreement.

4.2.4	Producer shall, using standard sampling methodology, take an origin sample of the Product from each source denatured ethanol tank, flat storage or modified pad, as applicable, before loading onto Transport Carrier for Delivery. Producer shall label such samples and cross reference them to all Transport Carriers loaded from said tank, flat storage or pad. Unless the Parties agree otherwise, Producer shall store such samples at the Plant for testing by Gavilon, at Gavilon’s sole discretion for a period of two (2) months, after which time Producer may include the sample Product in future shipments to Gavilon.

4.2.5	If requested by Gavilon, Producer shall provide all information to Gavilon pursuant to this Section 4.2 in electronic form.

4.3 Nonconforming Product. In the event the Product delivered to Gavilon is determined to be nonconforming to the Specifications or otherwise nonconforming in any material respect to any other representation or warranty made by Producer herein (the “Nonconforming Product”), Gavilon shall notify Producer of Gavilon’s rejection (or Gavilon’s customer’s rejection) of such Nonconforming Product in writing within two (2) Business Days of determining that such Product is a Nonconforming Product. Producer will then direct Gavilon to either (i) sell the Nonconforming Product at a discounted price, or (ii) return the Nonconforming Product to Producer, each at Producer’s sole cost and expense. Producer shall replace the Nonconforming Product with an acceptable type and/or quality of Product as soon as reasonably possible, but within four (4) Business Days. In the event Producer is unable to ship the replacement for the Nonconforming Product within four (4) Business Days, Gavilon shall have the option in Gavilon’s sole and absolute discretion to return the Nonconforming Product, withhold payment thereof and purchase replacement Product. Producer will be responsible for the difference in cost between the higher cost replacement Product and the cost of Producer’s Product which is the Nonconforming Product, and the costs of returning or disposing of any such Nonconforming Product. Such costs may include, without limitation, reasonably incurred Storage Costs or costs reasonably incurred by Gavilon to return such Nonconforming Product to Producer. If such Nonconforming Product is sold by Gavilon at a discount, the Purchase Price payable by Gavilon may be reasonably adjusted by Gavilon by the amount of such discount. In the event that the replacement Product costs less than the cost of Producer’s Product which is the Nonconforming Product (after taking into consideration all costs to obtain such replacement Product), Producer will receive a credit for any such gain associated with the replacement Product.

In the event that any Product is seized or condemned by any federal or state department or agency for any reason except noncompliance by Gavilon with applicable federal or state requirements for shipping the Product, such seizure or condemnation shall operate as a rejection by Gavilon of the goods seized or condemned, whereupon: (i) unless otherwise agreed by Gavilon, Gavilon shall have no responsibility for selling the Nonconforming Product or returning the Nonconforming Product to Producer, and (ii) title and risk of loss to the Product shall immediately pass to Producer. In the event that any Product is seized or condemned by any federal or state department or agency as set forth in this paragraph, Producer shall be responsible for all costs incurred by Gavilon with regard to handling said Nonconforming Product and Gavilon shall have the right to set off all such amounts in accordance with the terms of this Agreement. In the event that Gavilon is directed to dispose of the Nonconforming Products at the direction of any federal or state department or agency, Gavilon shall coordinate with Producer with regard to the same; provided, however, Gavilon shall ultimately be responsible for determining how to comply with such orders and Producer shall ultimately be responsible for all costs arising therefrom.

Article 5

DELIVERY, SCHEDULING AND LOGISTICS

5.1 Delivery. Delivery of Product hereunder shall take place at the applicable Delivery Point for Product and in accordance with the applicable Confirmation.

5.2 Designated Logistics Individual. At all times from the Commencement Date until the expiration of the Term, Producer shall designate (and may re-designate from time to time) in writing to Gavilon, a qualified, full-time, individual for daily operational and Logistics issues who shall interact directly with Gavilon relating to such matters and shall have full, binding authority on behalf of Producer for all operational and Logistics matters with respect to the transactions contemplated herein (the “Designated Logistics Individual”).

5.3 Delivery Schedule. The Parties shall jointly develop a delivery schedule (the “Delivery Schedule”), the format of which will be mutually agreed upon by the Parties, which will serve as the formal planning tool for Logistics purposes.

5.4 Gavilon’s Covenants. Gavilon shall be responsible for the coordination and management of Logistics which arise after Delivery and for delivery of Transport Carriers to the Delivery Point for Product loading. Except as otherwise stated herein, Gavilon covenants and agrees to:

5.4.1	Secure and maintain all necessary agreements, licenses, documents and contracts related to the transport of the Product from the Delivery Point;

5.4.2	Establish, monitor and communicate Logistics related data to Producer as reasonable to ensure the shipment of Product in accordance with the applicable Delivery Schedule;

5.4.3	Secure and supply to Producer in connection with Delivery of Products herein all trucks (the owner or lessee of which shall be Gavilon and not Producer), and bear all costs relating to same, and advise Producer on tracking Transport Carriers and applicable respective estimated times of arrival therefore in an effort to reduce Demurrage and other costs;

5.4.4	Schedule the loading and shipping of all outbound Product purchased hereunder and shipped by Transport Carrier; and

5.4.5	Comply in all material respects with all applicable federal, state, and local laws, regulations and requirements regarding the shipment of Product from the Plant including, but not limited to, all DOT requirements relating to the shipment of hazardous materials or otherwise applicable to the shipment of the Product (e.g., proper paperwork, railcars meeting DOT requirements, etc.).

5.5 Producer’s Covenants. Producer shall be responsible for the coordination and management of transporting, storing and otherwise handling Product up through completion of Delivery of the Product to Gavilon and, except as otherwise stated herein, Producer covenants and agrees to:

5.5.1	Provide a qualified, full-time, Designated Logistics Individual for daily shipping, storage, and such matters up through Delivery;

5.5.2	Comply in all material respects with all applicable federal, state, and local laws, regulations and requirements regarding the labeling and shipment of Product applicable to Producer in connection with Delivery of Product at the Plant including, but not limited to, all DOT requirements relating to the labeling and shipment of hazardous materials or otherwise applicable to the labeling and shipment of the Products (e.g., proper paperwork, railcars meeting DOT requirements, etc.);

5.5.3	Provide to Gavilon and Gavilon’s representatives access to the Plant in a manner and at all times reasonably necessary and convenient for Gavilon to take Delivery of the Product;

5.5.4	Provide all labor, facilities and equipment necessary to load the Transport Carriers and consummate Delivery of the Product at no charge to Gavilon;

5.5.5	Handle the Product in a good and workmanlike manner in accordance with all governmental regulations and in accordance with normal industry practice;

5.5.6	Maintain all loading facilities at the Terminal in a safe operating condition in accordance with normal industry standards;

5.5.7	Prior to Delivery, inspect all applicable Transport Carriers in accordance with industry standards to ensure that the same are free of debris and foreign material that are prohibited under applicable laws or industry standards, free of odor unrelated to the Product and free of visually ascertainable contamination, and free of leaks from the Transport Carrier valves, and immediately notify Gavilon upon the discovery of or suspicion of the presence of such items to allow the Parties to coordinate the removal of such contaminants or arrange for substitute transportation equipment; such inspections shall include, but not be limited to, ensuring that the Transport Carriers are free and clear of mammalian protein; and all such inspections shall be documented and reported in accordance with inspection reports and records as mutually agreed upon by the Parties;

5.5.8	Use commercially reasonable efforts to load all Transport Carriers to full capacity at the Delivery Point. In the event that a Transport Carrier is not loaded to full capacity due to Producer’s failure to use such commercially reasonable efforts, Producer shall pay that portion of freight charges allocable to the unused capacity of the applicable Transport Carrier and shall notify Gavilon within one (1) Business Day of the occurrence of such partial load;

5.5.9	Provide Gavilon with (i) monthly consolidated and consolidating balance sheets of Producer and its affiliates as at the end of such month, and the related consolidated and consolidating statements of income or operations for such month, and the related consolidated and consolidating statements of cash flows for such month, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of Producer as fairly presenting in all material respects the financial condition, the results of operations and cash flows of Producer and its affiliated entities in accordance with GAAP in all material respects, and (ii) such other accounting, financial and other information as may be reasonably requested in order for Gavilon to monitor and assess Producer’s credit status during the Term;

5.5.10	Provide, at Producer’s cost and expense, all railcars required or required to meet its obligations hereunder;

5.5.11	Provide to Gavilon on a daily basis complete and accurate reports and downloads of all data related to Product produced and/or stored at the Plant and Product shipped from storage at the Plant.

5.6 Producer’s Demurrage Obligations. Producer shall be responsible for Demurrage and other applicable freight and storage penalties which may accrue during the period commencing after the Transport Carriers are received by Producer (or prevented from being received in accordance with the most recent Production Forecast) for loading of Product onto the respective Transport Carriers and ending when Transport Carriers are loaded and ready for shipment at the Delivery Point, but only to the extent that such penalties arise as a result of Producer’s conduct in its performance under this Agreement, including any Production Forecast errors which result in Gavilon sending Transport Carriers when not needed for Product.

5.7 Notification of Problems with Delivery. Each Party shall inform the other Party of any problem regarding any Delivery or shipment of Product within one (1) Business Day by facsimile, email or telephone, after a Party becomes aware of any such problem. An example of such problem(s) includes, but is not limited to, a difference in the quantity of the Delivery of Product from that quantity set out in the applicable Confirmation.

Article 6

PRICING AND PAYMENTS

6.1 Designated Pricing Individual. At all times from the Commencement Date until the expiration of the Term, Producer shall designate (and may re-designate from time to time) in writing to Gavilon a qualified, full-time individual to interact directly with Gavilon for all pricing and payment matters who shall have full, binding authority on behalf of Producer for all pricing, billing, and payment matters with respect to the transactions contemplated herein (the “Designated Pricing Individual”). The Designated Logistics Individual and the Designated Pricing Individual may be the same individual.

6.2 Confirmation Process.

6.2.1	The price for Product sold hereunder (the “Purchase Price”) shall be based on market-price bids from Gavilon’s customers, less (a) all documented costs incurred by Gavilon (excluding Gavilon’s customary costs for operating its business, but including any logistics costs, storage costs and other fees specifically associated with selling the Product) and (b) the Fees as described in Section 6.3. The Purchase Price for Product sold hereunder will be established through an “offer” and “confirmation” process between the Parties. Gavilon will offer market-based Product prices to Producer (FOB Plant) and Producer shall timely confirm the offered price, volume and delivery period to establish each “Confirmation” all as set forth on Exhibit B attached hereto. Gavilon agrees to use commercially reasonable best efforts to achieve the highest Purchase Price available under prevailing market conditions.

6.2.2	Producer shall have the right to establish “flat price” pricing for Product for up to sixty (60) days forward on volumes not to exceed the ratable capacity of the Plant. Any forward sales allowed under this Section 6.2.2 shall be subject to (i) setoff rights as set forth in this Agreement, and (ii) the net mark-to-market balance of the then-existing forward contracts being within the analyzed credit status of the Producer and any tolerance set by Gavilon’s credit department. In the event that this Agreement is terminated, all open contracts which comply with the terms of this Section 6.2.2 shall be honored by the Parties (subject to the rights and obligations of the Parties as set forth in Article 13 below).

6.2.3	To the extent that Producer obtains a more favorable bid or price quote for the Product (the “Favorable Terms”) from a third-party (but on terms that are otherwise customary and comparable to those set forth herein), Producer shall give written notice to Gavilon of the Favorable Terms, including the Product quantities and specifications. Gavilon has the right (but not any requirement) to match the Favorable Terms and purchase the Product from Producer. If Gavilon does not provide oral confirmation (followed by written notice) to Producer of Gavilon’s agreement to purchase Product at the Favorable Terms within two (2) business hours after Producer’s written notice to Gavilon, the sole remedy of Producer shall be for Producer to directly sell the applicable Product on the Favorable Terms to the third-party. If Gavilon elects not to match the Favorable Terms pursuant to this Section 6.2.3, Gavilon shall not receive any Fees on such third-party transaction but shall have the option to provide services for Logistics in regard to the third party transaction at Gavilon’s then-current rates. Any sale by Producer to a third-party purchaser shall occur within one (1) day following Gavilon’s failure to match the third-party purchaser’s price.

6.3	Fees.

6.3.1	In consideration for Gavilon’s agreement to purchase Product hereunder, and other obligations contained herein, Producer shall deduct from the Purchase Price for all Product sold to Gavilon under this Agreement the following marketing fee (collectively, the “Fees”): from October 1, 2012 through the end of the Term, $* per gallon of Product sold to Gavilon.

6.3.2	Excepting railcars subject to the Railcar Lease, in the event a Gavilon railcar is used to transport Product from the Plant, then Producer shall reimburse Gavilon for the then applicable lease cost for said railcar computed on the number of days the railcar is used by Producer (or a third party transporting Product for Producer). Any lease fees for such Gavilon railcars shall be invoiced by Gavilon and paid by Producer in accordance with Gavilon’s then-current invoice policy.

6.4 Taxes. Producer shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes (together “Taxes”) on Product sold to Gavilon hereunder that arise prior to, or at the time and as a result of, the sale of such Product to Gavilon. Gavilon shall pay or cause to be paid all Taxes, including fuel or excise Taxes, on Product that arise after the sale of Product by Producer to Gavilon hereunder. Any and all state or federal tax, production, investor, or U.S. excise credits, any and all emissions credits, other government incentives or credits or benefits relating to the production of Product or the sale thereof to Gavilon, shall inure solely to the benefit of Producer.

6.5 Billing and Payment.

6.5.1	Invoice. Within one (1) Business Day of Delivery of Product to Gavilon (the “Invoice Date”), Producer will provide an invoice to Gavilon, in writing or electronically, setting forth the net amounts due from Gavilon with respect to such Delivery of Product after deducting the applicable Fees (the “Invoice”).

6.5.2	Payment Due. Upon receipt of the Invoice, Gavilon shall issue payment for the net amount due to Producer within ten (10) Business Days after Delivery of Product.

Article 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations, Warranties and Covenants. Producer and Gavilon each represent, warrant and covenant to the other that:

7.1.1	Such Party is duly organized, validly existing, and in good standing under the laws of the state of its formation, has registered as a foreign entity in those jurisdictions where such registration is required, and has the power and authority to own and operate its properties and to carry on its business as now being conducted;

7.1.2	Such Party is duly authorized to execute and deliver this Agreement and any Confirmations, perform the covenants contained herein and therein, to consummate the transactions contemplated hereby, and to execute, deliver and perform all documents and instruments to be executed and delivered by such Party pursuant hereto, and all required action in respect to the foregoing has been taken by such Party;

7.1.3	When executed and delivered, this Agreement, any Confirmations, and all of the documents and instruments described herein and therein, will constitute valid and binding obligations of the Parties thereto, enforceable against the Parties, in accordance with their respective terms;

7.1.4	The execution and delivery of this Agreement and any Confirmations, and the performance of or compliance with the terms and provisions of this Agreement and any Confirmations will not conflict with, or result in a breach of, a default under, or accelerate any agreement, lease, license, undertaking or any other instrument or obligation of any kind or character to which such Party is a party or by which such Party or the Product may be bound, and will not constitute a default thereunder or result in the declaration or imposition of any lien, charge or encumbrance of any nature whatsoever upon any Product;

7.1.5	It is not relying upon any representations of the other Party, other than those expressly set forth in this Agreement, any Confirmation or any other Transaction Agreement; and

7.1.6	It has entered into this Agreement with a full understanding of the material terms and risks of same, and it is capable of assuming those risks.

Article 8

POSSESSION AND TITLE

8.1 Title; Risk of Loss. The Product to be sold by Producer shall be delivered FOB the Delivery Point. Title to and possession of the Product meeting the Specifications and delivered according to this Agreement shall transfer from Producer to Gavilon at Delivery of the Product, and risk of loss or damage to the Product meeting the Specifications and delivered according to this Agreement shall transfer from Producer to Gavilon at Delivery of the Product. Until such times as specifically set forth in the prior sentence, Producer shall be deemed to be in control of, and in possession of, and shall have title to and risk of loss of and in the Product. Notwithstanding anything herein to the contrary, in the case of Nonconforming Product returned to Producer pursuant to Section 4.3 by Gavilon, the title and risk of loss to such Nonconforming Product shall pass to Producer promptly upon the written notice of rejection thereof by Gavilon (or Gavilon’s customer) provided to, and received by, Producer.

8.2 Responsibility for Product. Gavilon shall have no responsibility or liability with respect to any Product delivered under this Agreement until Delivery. Without prejudice to Gavilon’s right to reject Nonconforming Product as set forth in Section 4.3 and without affecting Producer’s liability for the Delivery of Nonconforming Product, Producer shall have no responsibility or liability with respect to the Product after Delivery or on account of anything which may be done or happen to arise with respect to such Product after such Delivery except as may otherwise be expressly provided for herein.

Article 9

FORWARD MARKET SERVICES

9.1 Services. During the Term and for no additional cost to the Producer, Gavilon will (i) review Product positions and current market conditions relating to purchases of Product, (ii) provide basis quotes, index quotes and price quotes for nearby and forward markets on an as needed and requested by Producer basis if available in the market, and (iii) provide Producer with daily mark-to-market position reporting for all fixed price and open positions for the activities at the Plant, each for the purpose of supporting Producer’s risk management policies (the “Forward Market Services”).

9.2 No Liability. Gavilon and Producer acknowledge that Product markets are volatile and subject to events over which neither Gavilon nor Producer have any control. Producer acknowledges that (i) any provision of Forward Market Services by Gavilon is provided as a courtesy to Producer at no charge and is for informational purposes only and (ii) any decisions concerning Producer’s risk management strategies and the implementation of such strategies by it, are and will be made solely by Producer and are the sole responsibility of Producer. Except for fraud or willful misconduct by Gavilon, Gavilon is not responsible for any losses, liabilities, costs, or expenses incurred by Producer or entitled to any gains of Producer, resulting from any Forward Market Services supplied by Gavilon. EXCEPT FOR FRAUD OR WILLFUL MISCONDUCT BY A PARTY, IN NO EVENT SHALL GAVILON OR PRODUCER BE LIABLE TO THE OTHER PARTY FOR ANY DAMAGES OF ANY NATURE, INCLUDING BUT NOT LIMITED TO, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, LOSS OF BUSINESS EXPECTATIONS OR PROFITS OR BUSINESS INTERRUPTIONS, ARISING IN ANY WAY OUT OF THE PROVISION OF THE FORWARD MARKET SERVICES.

Article 10

CONFIDENTIALITY

10.1 Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean any information which is disclosed by one Party to the other pursuant to this Agreement and which is oral, written, graphic, machine readable or other tangible form, whether or not marked or identified as confidential or proprietary. Confidential Information shall not include any information which is (a) already known to the recipient, (b) already in the public domain, (c) lawfully disclosed to it by a third party, or (d) legally required to be disclosed by the recipient.

10.2 Producer Nondisclosure. Producer acknowledges that, by reason of this Agreement, it may become privy to Confidential Information belonging to Gavilon. With the exception of its investors, legal advisors, financial advisors, accountants and/or lenders, their agents, representatives, or employees (hereinafter “Producer’s Parties”), Producer shall not, without the prior written consent of Gavilon, or except as otherwise required by law, disclose to any third parties or use for Producer’s own benefit any Gavilon Confidential Information, except for the intended use pursuant to this Agreement. Producer shall inform any of Producer’s Parties and any consented-to third parties to whom Producer intends to disclose Confidential Information of the confidential nature of such Confidential Information and shall ensure that such persons are bound by confidentiality obligations similar to those set forth herein. The confidentiality obligations hereunder shall survive until the later of any expiration or termination of this Agreement and the other Transaction Agreements, and for a period of two (2) years thereafter. Notwithstanding the foregoing, Producer may disclose the provisions of this Agreement to Producer’s Parties provided such parties have agreed in writing to be bound by the confidentiality obligations of this Article 10.

10.3 Gavilon Nondisclosure. Gavilon acknowledges that, by reason of this Agreement, it may become privy to Confidential Information belonging to Producer. With the exception of its investors, legal advisors, financial advisors, accountants and/or lenders, their agents, representatives, or employees (hereinafter “Gavilon Parties”), Gavilon shall not, without the prior written consent of Producer, or except as otherwise required by law, disclose to any third parties or use for Gavilon’s own benefit any Producer Confidential Information, except for the intended use pursuant to this Agreement. Gavilon shall inform any of Gavilon’s Parties and any consented-to third parties to whom Gavilon intends to disclose Confidential Information of the confidential nature of such Confidential Information and shall ensure that such persons are bound by confidentiality obligations similar to those set forth herein. The confidentiality obligations hereunder shall survive until the later of any expiration or termination of this Agreement and the other Transaction Agreements, and for a period of two (2) years thereafter. Notwithstanding the foregoing, Gavilon may disclose the provisions of this Agreement to Gavilon’s Parties provided such parties have agreed in writing to be bound by the confidentiality obligations of this Article 10.

Article 11

FORCE MAJEURE

11.1 Force Majeure. In the event either Party hereto is rendered unable by reason of Force Majeure to carry out its obligations under this Agreement, upon such Party giving written notice of such Force Majeure to the other Party as soon as possible after the occurrence of the cause relied on, the obligations of the Party giving such notice, so far as they are affected by Force Majeure, shall (except as otherwise provided in Article 13) be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as reasonably possible, be remedied with all reasonable dispatch.

11.2 Definition of Force Majeure. The term “Force Majeure,” as used in this Agreement, shall mean any cause not reasonably within the control of the Party claiming suspension and which, by the exercise of commercially reasonable efforts, such Party is unable to prevent or overcome. Such term shall include, but not be limited to: acts of God, acts of public enemy (including terrorism), wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, floods, tornadoes, storms, washouts or other inclement weather resulting in a delay of the movement, loading or off-loading of Transport Carriers, or the inability of Producer or Gavilon to sell or resell the Product due to governmental action or embargo, all of which shall be beyond the reasonable control of the Party claiming Force Majeure.

11.3 Sale of Product Upon Gavilon Claim of Force Majeure. If Gavilon is the Party claiming Force Majeure, Producer may, upon written notice to Gavilon, sell the Product to third-parties during the duration of the Force Majeure event, but only to the extent of Gavilon’s inability to perform or Gavilon’s delay in performance of this Agreement. Gavilon shall not be entitled to any Fees for Product sold by Producer during such Force Majeure time period. The sole remedy of Producer during any Force Majeure event claimed by Gavilon shall be for Producer to directly sell the applicable Product to third parties during the duration of the Force Majeure event.

Article 12

INDEMNITY AND LIMITATIONS ON LIABILITY

12.1 Indemnification by Producer. Except as may otherwise be provided in this Agreement, Producer shall indemnify, defend and hold harmless Gavilon, its affiliates and their respective officers, directors, employees, agents, members, managers, shareholders and representatives (collectively “Gavilon Indemnitees”) from and against any and all claims, liabilities, actions, losses, damages, fines, penalties, costs and expenses including reasonable attorneys’ fees (collectively “Damages”) actually suffered by the Gavilon Indemnitees resulting from: (x) the gross negligence or willful misconduct of Producer, its operating subsidiaries, or any of their officers, directors, employees, agents, representatives and contractors; or (y) any breach of the Transaction Agreements by Producer.

12.2 Indemnification by Gavilon. Except as may otherwise be provided in this Agreement, Gavilon shall indemnify, defend and hold harmless Producer, its affiliates and their respective officers, directors, employees, agents, members, managers, shareholders and representatives (collectively “Producer Indemnitees”) from and against any and all Damages actually suffered by the Producer Indemnitees resulting from: (x) the gross negligence or willful misconduct of Gavilon, its operating subsidiaries, or any of their officers, directors, employees, agents, representatives and contractors hereunder; or (y) any breach of the Transaction Agreements by Gavilon.

12.3 Limitation of Liability. IN NO EVENT SHALL PRODUCER OR GAVILON BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, LOSS OF BUSINESS EXPECTATIONS OR LOST PROFITS OR BUSINESS OR PLANT INTERRUPTIONS OR SHUT-DOWN COSTS ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT. Under no circumstances (other than for willful misconduct or fraud) will either Party be liable to the other for damages for breach that arise under this Agreement and exceed the total amount of $1,000,000; provided, however, that such limitations shall not apply with respect to (a) the payment by Gavilon for Product received hereunder, (b) the obligation of Producer to reimburse Gavilon for payments in respect of Nonconforming Product, (c) third-party claims involving personal injury, property damage or breach, or (d) damages covered by any insurance. In the event that damages exceed such limitation, the sole remedy of the damaged Party with respect to such excess damages shall be to terminate this Agreement.

Article 13

DEFAULT AND TERMINATION

13.1 Event of Default. An “Event of Default” shall mean with respect to a Party, the occurrence of any of the following events:

13.1.1	The failure to make, when due, any payment required pursuant to this Agreement;

13.1.2	Any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made;

13.1.3	The failure to perform any material covenant, condition, or obligation set forth in this Agreement;

13.1.4	Either Party directly or indirectly, including by operation of law, transfers, assigns, sells, or disposes of all or substantially all of its assets or any rights or obligations under this Agreement, without the prior written consent of the other Party, which shall not be unreasonably withheld, except to the extent such transfer, assignment, sale or disposition is otherwise specifically permitted by clause (ii) of Section 15.2 of this Agreement;

13.1.5	Any Party herein shall (i) become subject to any foreclosure proceeding by such Party’s primary lender or other material creditor(s), or (ii) become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Party hereunder shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, Title 11 of the United States Code, as amended or recodified from time to time, or under any state or federal law granting relief to debtors (collectively “Bankruptcy”); or

13.1.6	Any Party herein shall default on any payment obligation with such Party’s primary lender or other material creditor(s), or such other Party has received notice of acceleration or demand for payment from such Party’s primary lender or any other material creditor(s), and such payment obligation default is not cured or the primary lender or material creditor does not forbear such payment obligation default, acceleration or demand for payment within ten (10) days following such default or notice.

13.2 Right to Cure. If an Event of Default is not cured within fifteen (15) days (or two (2) Business Days with respect to clause 13.1.1) after receipt of a notice thereof from the non-defaulting Party, the non-defaulting Party may, at any time after the applicable cure period, terminate this Agreement by written notice. Notwithstanding the foregoing provision, no cure period shall apply to Bankruptcy and Producer or Gavilon may, upon the occurrence of Bankruptcy of the other Party, immediately suspend further performance under this Agreement, with or without giving notice of such default or notice of termination.

13.3 Non-Waiver of Future Default. No waiver by either Party of any Event of Default by the other Party in the performance of any of the provisions of this Agreement or any other Transaction Agreement will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.

13.4 Cross Default. The occurrence and continuance of an Event of Default under any other Transaction Agreement shall constitute, at the election of the non-defaulting Party, in its sole and absolute discretion, an Event of Default under this Agreement or any of the other Transaction Agreements (together the “Cross Default”). A waiver of a Cross Default by the non-defaulting Party pursuant to this Section 13.4 shall not operate or be construed as a waiver of any other Event of Default or Cross Default.

13.5 Termination for Force Majeure. In the event that Force Majeure shall continue for a period of ninety (90) days from the date the Party claiming relief due to Force Majeure gives the other Party notice thereof, the Party not claiming such relief shall have the right to terminate this Agreement by furnishing written notice to the Party claiming Force Majeure relief, with termination effective upon the expiration date of such ninety (90) day period. Upon such termination, each Party shall be relieved from its respective obligations, except for obligations for payment of monetary sums which arose prior to the event of Force Majeure and obligations pursuant to Article 10 and Section 13.6 herein.

13.6	Rights and Obligations on Termination or Default. Upon termination of, or default under, this Agreement:

13.6.1	Any rights of Gavilon or Producer to payments accrued through termination of this Agreement shall remain in effect and, unless otherwise specified herein, all payments and monetary obligations of the respective Parties required pursuant to this Agreement shall be made pursuant to this Agreement.

13.6.2	In addition to other remedies available, if Producer defaults in Producer’s obligation to deliver Product under Confirmation, then Gavilon may, but shall not be obligated to, “cover” by purchasing Product from third parties. Producer shall pay to Gavilon the amount, if any, by which the cost of such third-party product including all reasonable costs and expenses associated with the purchase of product from third parties plus the Fee for such amounts of product purchased, exceeds the Purchase Price of Product requiring “cover.” Payments due and owing under this Section 13.6.2 shall be made pursuant to this Agreement.

13.6.3	In addition to other remedies available, if Gavilon defaults in Gavilon’s obligation to purchase Product under any Confirmation, then Producer may, but shall not be obligated to, “cover” by selling its Product to third parties. Gavilon shall pay to Producer the amount, if any, by which the Purchase Price of such Product plus other reasonable costs and expenses associated with Producer’s sale of Product to third parties exceeds the net price to such third party. Payments due and owing under this Section 13.6.3 shall be made pursuant to this Agreement. In the event that Gavilon fails to purchase all of the Product included in the Production Forecast or otherwise actually produced by Producer, then Producer may sell such Product not purchased by Gavilon to third-parties but only to the extent of Gavilon’s failure to purchase such Product and without any liability to Gavilon hereunder.

13.7 Cumulative Rights and Remedies. The rights and remedies under this Article 13 are cumulative and not exclusive. Upon default (whether or not an Event of Default) or termination, the non-defaulting Party shall additionally have such other and further rights as may be provided at law or in equity, including all rights of set off as contained in this Agreement.

Article 14

INSURANCE

14.1 Insurance Requirements. During the Term of this Agreement and for one (1) year thereafter, Producer and Gavilon shall be required to purchase, maintain and provide proof (via Certificate of Insurance) of the insurance set forth on Exhibit C.

Article 15

MISCELLANEOUS

15.1 No Press Releases or Public Announcements. Except as otherwise mandated by applicable law, no Party may issue, or otherwise permit to be issued, any press release or other public announcement relating to the subject matter or existence of this Agreement without the prior written approval of the other Party, which approval may be withheld in such Party’s sole discretion. Notwithstanding anything herein contained to the contrary, Producer may file and release any and all information it is required to file, as reasonably determined by Producer, to comply with its securities filing and reporting requirements.

15.2 Assignment. Gavilon may not assign this Agreement without the consent of Producer except that Gavilon may, without the consent of Producer: (i) transfer, sell, pledge, encumber or assign this Agreement, including the revenues or proceeds hereof, in connection with any financing arrangement of Gavilon; (ii) transfer or assign this Agreement to an affiliate of Gavilon; and (iii) have a Change of Control. Any assignee of Gavilon shall agree to be bound by the terms and conditions of the Transaction Agreements. Producer may not assign this Agreement without the consent of Gavilon except that Producer may, without the consent of Gavilon: transfer, sell, pledge, encumber or assign this Agreement, including the revenues or proceeds hereof, in connection with any financing arrangement of Producer. In the event of a Producer Change of Control, and subject to Producer’s termination rights under Section 2.1, Producer shall assign this Agreement to the purchaser of the Plant and require the purchaser to assume all of Producer’s obligations hereunder, provided that such purchaser is reasonably acceptable to Gavilon and that all other Transaction Agreements are similarly assigned in accordance with their terms. Each Party will work in good faith as reasonably necessary to support, assist and cooperate with any allowed assignment by the other Party.

15.3 Records. Producer and Gavilon will each establish and maintain at all times, true and accurate books, records and accounts relating to their own transactions under this Agreement in accordance with generally accepted accounting principles applied consistently from year to year in accordance with good industry practices. These books, records and accounts will be preserved by the applicable Party for a period of at least one (1) year after the expiration of the term of this Agreement.

15.4 Audit of Records. Upon five (5) Business Days notice and during normal business hours, each Party or its designated auditor has the right to inspect or audit the books, records and accounts of the other Party relating solely to the transactions in this Agreement, provided the right to inspect or audit shall be limited to two (2) calendar years following the completion of any delivery of Product. Each Party’s audit rights as set forth in this Section 15.4 shall survive the termination of this Agreement for a period of two (2) years following such termination. Any error or discrepancy detected which has led to an overpayment or an underpayment between the Parties shall be corrected by an appropriate balancing payment to the underpaid Party or by a refund by the overpaid Party.

15.5	Dispute Resolution.

15.5.1	Dispute Notice. The Parties shall make a diligent, good faith attempt to resolve all disputes before either Party commences arbitration with respect to the subject matter of any dispute. If the representatives of the Parties are unable to resolve a dispute within forty five (45) days after either Party gives written notice to the other of a dispute, either Party may, by sending a dispute notice to the other Party, submit the dispute to binding arbitration in accordance with the Governing Body Arbitration Rules, except as such Governing Body Arbitration Rules may be modified by this Agreement.

15.5.2	Appointment of Arbitrators. An arbitration committee shall be appointed pursuant to the Governing Body Arbitration Rules unless the Parties otherwise agree to some other method of selecting one or more arbitrators.

15.5.3	Location. The site of the arbitration shall be determined by the Governing Body, unless otherwise agreed by the Parties.

15.5.4	Diligence; Remedies. The Parties shall diligently and expeditiously proceed with arbitration. The arbitrator(s) shall decide the dispute by majority of the arbitrators (if applicable). The arbitrator(s) shall be instructed to render a written decision within forty five (45) days after the conclusion of the hearing or the filing of such briefs as may be authorized by the arbitrator(s), subject to any reasonable delay due to unforeseen circumstances. Except to the extent the Parties’ remedies may be limited by the terms of this Agreement, the arbitrator(s) shall be empowered to award any remedy available under the laws of the State of Nebraska including, but not limited to, monetary damages and specific performance. The arbitrator(s) shall not have the power to amend or add to this Agreement. The award of the arbitrator(s) shall be in writing and shall include reasons for such award and shall be signed by the arbitrator(s). Any award rendered shall be final and binding. Judgment rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15.5.5	Costs of Arbitration. The costs of such arbitration shall be determined by and allocated between the Parties by the arbitrator(s) in their award.

15.5.6	Independent Agreement. This Section 15.5 constitutes an independent contract between the Parties to, pursuant to the Governing Body Arbitration Rules (except as said Governing Body Arbitration Rules are modified by the express terms of this Agreement), arbitrate all disputes between the Parties related to this Agreement, including, without limitation, disputes regarding the formation of contract(s) and whether either Party is entitled to quasi-contractual or quantum merit recovery from the other Party.

15.5.7	Continuation of Performance. Unless otherwise agreed in writing or as otherwise set forth in this Agreement, the Parties shall each continue to perform their respective obligations hereunder during any proceeding by the Parties in accordance with this Section 15.5.

15.6 Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties, and Producer shall cause the same to be assumed by and to be binding upon any successor owner or operator of the Plant, provided that such successor or assign is reasonably acceptable to Gavilon.

15.7 Entire Agreement. This Agreement, together with the other Transaction Agreements constitutes the entire Agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein shall be given no effect. As a condition to entering into this Agreement, the Parties acknowledge that they must also enter into the other Transaction Agreements as partial consideration for this Agreement.

15.8 Amendments. There will be no modification of the terms and provisions hereof except by the mutual agreement in writing signed by the Parties. Any attempt to so modify this Agreement in the absence of such writing signed by the Parties shall be considered void and of no effect.

15.9 Governing Law. This Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Nebraska without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state. Subject to Section 15.5, all disputes arising out of this Agreement shall be resolved exclusively by state or federal courts located in Omaha, Nebraska, and each of the Parties waives any objection that it may have to bring an action in any such court.

15.10	Setoff.

15.10.1	In addition to, and without limitation of, any rights hereunder, if Producer becomes insolvent, however evidenced, or upon any Event of Default on the part of Producer, and Producer fails to cure the Event of Default as permitted by Section 13.2, within the applicable period specified therein, then any and all amounts due and owing by Producer under this Agreement and any other Transaction Agreement may be applied by Gavilon toward the payment of amounts due and owing to Producer under this Agreement and any other Transaction Agreement. This right of setoff shall be without prejudice and in addition to any right of setoff, net income, recoupment, a combination of accounts, lien, charge or the right to which Gavilon is at any time otherwise entitled (whether by operation of law, by contract or otherwise).

15.10.2

In addition to, and without limitation of, any rights hereunder, if Gavilon becomes insolvent, however evidenced, or upon any Event of Default on the part of Gavilon, and Gavilon fails to cure the Event of Default as permitted by Section 13.2, within the applicable period specified therein, then any and all amounts due and owing by Gavilon under this Agreement and any other Transaction Agreement may be applied by Producer toward the payment of amounts due and owing to Gavilon under this Agreement or any other Transaction Agreement. This right of setoff shall be without prejudice and in addition to any right of setoff, net income, recoupment, a combination of accounts, lien, charge or the right to which Producer is at any time otherwise entitled (whether by operation of law, by contract or otherwise).

15.11 Forward Contract/Forward Contract Merchants. The Parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. §101(26). The Parties also agree that this Agreement is a forward contract as defined in 11 U.S.C. §101(25). The payments and transfers described herein shall constitute “Settlement Payments” or “Margin Payments” as set forth in 11 U.S.C. §§101(51A) and (38).

15.12 Compliance with Laws. This Agreement and the respective obligations of the Parties hereunder are subject to present and future valid laws and valid orders, rules and regulations of duly constituted authorities having jurisdiction.

15.13 No Partnership; Relationship. This Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties. The relationship of Gavilon and Producer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed: to give either Party the power to unilaterally direct and control the day-to-day activities of the other or to be considered an agent of the other; to constitute the Parties as partners, joint ventures, co-owners or otherwise; or to allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever. Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right or benefit on a person not a Party to this Agreement.

15.14 Notice Addresses. Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party pursuant to the terms and conditions of this Agreement, shall be deemed to be sufficiently given if delivered by hand or sent by certified mail, nationally recognized delivery service or by fax, and addressed as follows:

If to Gavilon:	Gavilon, LLC Eleven ConAgra Drive Omaha, NE 68102-5011 Attn: Senior Director – Renewable Fuels Fax: (402) 221-0228 Phone: (402) 889-4300

With a copy to:	Gavilon, LLC Eleven ConAgra Drive, STE 11-160 Omaha, NE 68102 Fax: (402) 221-0228 Phone: (402) 889-4027 Attn: Legal Department

If to Producer:	Advanced BioEnergy, LLC 8000 Norman Center Drive, Suite 610 Bloomington, MN 55437 Fax: 763-226-2725 Phone: 763-226-2709 Attn: Richard Peterson

With a copy to:	Lindquist & Vennum, P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Fax: 612-371-3207 Phone: 612-371-3285 Attn: Stanley J. Duran

Where this Agreement indicates that notice or information may be provided electronically or by email, such notice or information shall be deemed provided if sent to the email address of such Party indicated above and shall be effective as of the date sent if sent prior to 5:00 p.m. Central Time on a Business Day, otherwise effective as of the next Business Day. Either Party may give notice to the other Party (in the manner herein provided) of a change in its address for notice. Any notice or other written matter shall be deemed to have been given and received: if delivered by hand, certified mail or delivery service on the date of delivery or the date delivery is refused; and, if sent by fax before or during normal business hours, on the Business Day of the sending of the notice and the machine-generated evidence of receipt or if after normal business hours, on the Business Day following the sending of the notice and the machine generated evidence of receipt.

15.15 Costs to be Borne by Each Party. Producer and Gavilon shall each pay their own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to herein.

15.16 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if Producer and Gavilon had signed the same document and all counterparts will be construed together and constituted as one and the same instrument. Each counterpart signature may be executed and delivered to the other Party by facsimile machine or electronic transfer, and the signature as so transmitted shall be as binding upon the executing Party as its original signature, without the necessity of the recipient Party to establish original execution or the existence of such original signature or the document to which affixed, all of which shall be deemed waived.

15.17 Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Agreement shall continue in full force and effect or, if allowed by the law of the applicable jurisdiction, it shall be amended so as to most closely conform to the original intent of this Agreement without the offending provision, and as so amended shall continue in full force and effect.

15.18 Headings; Interpretations. The article and section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.

15.19 Waiver. No delay or omission in the exercise of any right, power or remedy hereunder shall impair such right, power or remedy or be construed to be a waiver of any default or acquiescence therein.

15.20 Observer Status. Upon reasonable prior invitation made by Producer to Gavilon, Gavilon may provide an observer to the Producer’s Risk Management Committee meetings.

15.21 Interpretation. This Agreement shall not be interpreted against the Party drafting or causing the drafting of this Agreement. All Parties hereto have participated in the preparation of this Agreement. In the event of an inconsistency between or among the following documents entered into by the Parties, the following order of precedent shall govern:

15.21.1	This Agreement; and

15.21.2	A Confirmation.

15.22 Incorporation of Exhibits/Schedules. The exhibits and schedules attached hereto form an integral part of this Agreement and are hereby incorporated herein by reference.

15.23 ABE South Dakota Contingencies. Notwithstanding anything herein contained to the contrary, in the event of an “Approval” (as defined in the Railcar Lease):

15.23.1	All references to the “Railcar Lease” in this Agreement shall be null and void as of the date of such Approval.

15.23.2	The definition for “Transaction Agreements” shall include only this Agreement.

15.23.3	Section 13.4 shall be null and void as of the date of such Approval.

15.23.4	Producer shall provide notice of the Approval in accordance with the terms of the Railcar Lease.

[The remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement by their respective proper signing officers as of the Effective Date.

GAVILON, LLC

By:	/s/ illegible

Its: VP Trade Operations
Date: May 4, 2012

ABE FAIRMONT, LLC

By:	/s/ Richard Peterson

Its: CEO
Date: May 4, 2012

Ethanol Marketing Agreement

Signature Page

EXHIBIT A

ETHANOL SPECIFICATIONS

Specification Points	Test Method	Shipments	Deliveries[1]

Apparent Proof, 60[o]F Or Density, 60[o]F	Hydrometer ASTM D-4052	Report Report

Water, Volume %, Maximum	ASTM E-203 or E-1064	1.24

Ethanol, Volume %, Minimum	ASTM D-5501	92.1	93.0

Methanol, Volume%, Maximum	ASTM D-5501	0.5

Sulphur, ppm (wt/wt), Maximum	ASTM D5453	10

Solvent Washed Gum, mg/100mL Maximum	ASTM D-381 Air Jet Method	5

Potential Sulfate, mass ppm Maximum	ASTM D7319	4

Chloride, mg/L Maximum	ASTM D-512-81 Procedure C, Modified per D-4806	32

Copper, mg/L Maximum	ASTM D-1688 Method A, Modified per D-4806	0.08

Acidity (as acetic acid), Mass % Maximum	ASTM D-1613	0.007

pHe	ASTM D-6423

Minimum		6.5
Maximum		9.0

Appearance @ 60[o]F	Visual Examination	Visibly free of suspended or precipitated contaminants. Must be clear and bright.

Denaturant Content and Type[2]
Volume%		2

Corrosion Inhibitor Additive,	Minimum treat rate	Vendor	Additive
One of the following is required:	20 lbs./1000 bbls.	Octel	DCI-11
	20 lbs./1000 bbls.	G. E. Betz	Endcor GCC9711
	20 lbs./1000 bbls.	Petrolite	Tolad 3222
	20 lbs./1000 bbls.	Nalco	5403
	20 lbs./1000 bbls.	Betz	ACN 13
	20 lbs./1000 bbls.	Midcontinental	MCC5011E
	13 lbs./1000 bbls.	Midcontinental	MCC5011PHE
	13 lbs./1000 bbls.	Petrolite	Tolad 3224
	13 lbs./1000 bbls.	US Water Services	Corrpro 654
	15 lbs./1000 bbls.	Nalco	5624A
	13 lbs./1000 bbls.	US Water Services	Corrpro 656

[1]	Delivered products meets all applicable requirements at time and place of delivery.
[2]	Only approved denaturants listed in D4806. The denaturant range must be within the guidelines provided for in IRS Notice 2009.06, which is 1.96% to no more than 2.5%.

Exhibit A

EXHIBIT B

CONFIRMATION

CONFIRMATION OF PURCHASE AND SALE TRANSACTION

This agreement shall confirm the agreement reached on                 , 20             between, Gavilon, LLC (“Gavilon”) and ABE Fairmont, LLC (“Counterparty”) regarding the sale and purchase of              under the terms and conditions as follows:

PRODUCER:

BUYER:

COMMODITY:

TYPE / QUALITY:

CONTRACT QUANTITY:

CONTRACT PRICE:

DELIVERY POINT(S):

PERIOD OF DELIVERY:	To

OTHER TERMS:

This Confirmation is being provided pursuant to and in accordance with the Ethanol Marketing Agreement dated as of             , 2012 (the “Master Agreement”) between Gavilon and Counterparty, and constitutes part of and is subject to all of the terms and provisions of such Master Agreement. Terms used but not herein defined shall have the meanings ascribed to them in the Master Agreement.

Please confirm that the terms stated herein accurately reflect the agreement between Counterparty and Gavilon by returning an executed copy of this Confirmation by facsimile to Gavilon. If Counterparty does not execute and return this Confirmation by 5:00 p.m. Central Standard (or Daylight) Time on the second (2nd) Business Day following Counterparty receipt hereof, Counterparty will be deemed to have accepted and agreed to all of the terms included herein, including the terms and provisions of the Master Agreement.

“Gavilon” GAVILON, LLC		“Counterparty” ABE Fairmont, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Exhibit B

EXHIBIT C

INSURANCE COVERAGES

Commercial General Liability Insurance—$1,000,000 per occurrence/$2,000,000 aggregate

Policy shall include coverage for liability resulting from Premises/Operations, Products and Completed Operations, Blanket and Contractual Liability. Policy shall also include coverage for Broad Form Property Damage, including explosion, collapse and underground hazards. Such insurance shall be on an occurrence basis.

Environmental Pollution Liability Insurance—$1,000,000 per occurrence/$2,000,000 aggregate

Policy shall include coverage for bodily injury or property damage arising from the handling, storage, processing, discharge or dispersion of pollutants on or about the Producer’s premises. Such insurance may be on an occurrence basis or claims-made basis.

Prior to the initial sale of Product and at all times during the Term of the Agreement, Producer and Gavilon shall carry insurance in accordance with the requirements described above. These requirements may be satisfied by issuance of separate policies or a combination of policies with umbrella/excess liability policies.

Producer and Gavilon shall also carry excess or umbrella liability insurance with limits of at least $4,000,000 per occurrence for bodily injury or property damage in excess of the limits afforded for general liability provided above.

Producer shall also carry the following insurance coverages:

Workers’ Compensation with statutory limits as required by the State of Minnesota. Employers liability with limits of $1 million per accident, $1 million disease—each employee and $1 million policy limits

All Risk Property insurance coverage for the Product and any grain which is located at the Plant and not part of the Product. All grain shall be insured for the full market value and property insurance coverage will include, but not be limited to, perils of wind, fire, lightning, flood, theft and infestation.

Producer and Gavilon shall provide notification to the respective party at least thirty (30) days prior to the effective date of any cancellation or change that would affect the insurance requirements described above or put them out of compliance of such policies. In the event that a Party receives notice that the other Party’s insurance shall be canceled, and in the event that the Party receiving notice does not receive a subsequent Certificate of Insurance showing that the other Party is in compliance with the insurance requirements set forth above, the Party receiving notice shall have the right to either (i) purchase insurance for the defaulting Party and set off all costs for such insurance in accordance with the terms of this Agreement, or (ii) terminate this Agreement.

Exhibit C